Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 14, 2014, relating to the consolidated financial statements and financial statement schedule of Daqo New Energy Corp. and subsidiaries and variable interest entity (the “Company”), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China
December 23, 2014